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                                                                       Exhibit 8

                  [LETTERHEAD OF HOLLAND & HART APPEARS HERE]

                              Form of Tax Opinion
                              ---- -- --- -------


                             ______________, 1995

Goldenbanks of Colorado, Inc.
1301 Jackson Street
Golden, CO 80401

Re:  Merger of Goldenbanks into Norwest


Gentlemen:

     We are rendering this tax opinion in connection with the Proxy Statement-Prospectus, dated March __, 1995 (the "Prospectus"), describing the merger ("Merger") of ___________________("Merger Sub"), a wholly-owned subsidiary of Norwest Corporation ("Norwest"), into Goldenbanks of Colorado, Inc. ("Goldenbanks"). Undefined capitalized terms used herein have the same meaning as in the Prospectus.

     Our opinion is limited in its scope. It only covers certain federal income tax consequences of the Merger. Among other items, it does not cover the special tax consequences, if any, that might apply to Goldenbanks shareholders who (1) may be entitled to special treatment under the Code, such as foreign persons, tax-exempt organizations, retirement plans, life insurance companies, regulated investment companies and S corporations, (ii) acquired their shares as compensation or through the exercise of options acquired as compensation, or
(iii) do not hold their shares of Goldenbanks Common Stock as a capital asset.

     In rendering our opinion, we have examined the following documents; (i) Agreement and Plan of Merger, dated ______________, 1995, among Norwest, Merger Sub and Goldenbanks ("Plan"); (ii) the Prospectus; and (iii) such other documents and instruments that are available at this time as we have deemed necessary to provide a basis for our opinion set forth below.

     Our opinion is based on a number of assumptions. If any of these assumptions is not true or accurate, our opinion may be different. In rendering our opinion, we have assumed the following:
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                  [LETTERHEAD OF HOLLAND & HART APPEARS HERE]


Goldenbanks of Colorado
_________________, 1995
Page 2


          (1) the Plan sets forth the complete agreement among the parties with respect to the Merger;

          (2) all Merger documents have been or will be properly executed and are valid, binding and enforceable in accordance with their terms, and all copies of such documents are accurate reproductions of the original documents;

          (3) the Merger and related transactions will take place as described in the Plan and in the Prospectus, and the facts described in those documents are accurate, complete and will not materially change, and the conduct of the parties is and will be materially consistent with those facts;

          (4)   the Merger will be a valid merger under applicable state law;

          (5) the representations made to us by Norwest and by Goldenbanks in their respective representation letters dated ___________________, 1995, which we have not independently verified, are true, complete and accurate in all material respects;

          (6) Norwest will not exercise its option under the Stock Option Agreement between Norwest and Goldenbanks, dated November 22, 1994; and

          (7) Norwest, Merger Sub and Goldenbanks will comply with all requirements set forth in Section 1.368-3 of the Income Tax Regulations concerning records to be kept and information to be filed with returns to the Internal Revenue Service.

          Our opinion is subject to the condition that as a result of the Merger, the former owners of the Goldenbanks Common Stock will have a continuing interest in Norwest through the ownership of Norwest Common Stock that is equal in value to at least 50 percent of the value of all of the Goldenbanks Common Stock immediately prior to the Merger. For this purpose, dispositions of Goldenbanks Common Stock prior to the Merger that are contemplated in connection with the Merger and dispositions of Norwest Common Stock after the Merger that are contemplated in connection with the Merger will be considered in determining whether the condition has been satisfied. If this condition is not satisfied, our opinion may be different. We understand that it will not be possible for any party to confirm that this condition will be satisfied.
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                  [LETTERHEAD OF HOLLAND & HART APPEARS HERE]


Goldenbanks of Colorado
_______________, 1995
Page 3


     Our opinion is based on the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations issued thereunder, the official published interpretation of those provisions by the Internal Revenue Service and the courts, all of which are subject to change, which changes could be applied retroactively. If the applicable law changes, our opinion may be different.

                                  TAX OPINION
                                  -----------

     Subject to the assumptions, conditions and qualifications described herein and in the section of the Prospectus captioned "Certain Federal Income Tax Consequences," and based on existing federal income tax law, it is our opinion that for federal income tax purposes:

     (1)  the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and Norwest, Goldenbanks and Merger Sub will each be a party to the reorganization within the meaning of Section 268(b) of the Code;

     (2) no gain or loss will be recognized by Goldenbanks, Norwest or Merger Sub as a result of the Merger;

     (3) no gain or loss will be recognized by the shareholders of Goldenbanks upon their receipt of Norwest Common Stock in exchange for their Goldenbanks Common Stock; however, the payment of cash in lieu of fractional share interests in Norwest Common Stock will by treated as if the fractional shares were distributed as part of the Merger and then were redeemed by Norwest, and Goldenbanks shareholders who receive these cash proceeds will by treated as having received a distribution in full payment in exchange for the fractional shares redeemed as provided in Section 302(a) of the Code;

     (4) the tax basis of the shares of Norwest Common Stock (including the fractional share interests) received by the shareholders of Goldenbanks will be the same as the tax basis of their Goldenbanks Common Stock exchanged therefor; and
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                  [LETTERHEAD OF HOLLAND & HART APPEARS HERE]


Goldenbanks of Colorado
_______________, 1995
Page 4



     (5) the holding period of Norwest Common Stock in the hands of the Goldenbanks shareholders will include the holding period of their Goldenbanks Common Stock exchanged therefor, provided such Goldenbanks Common Stock is held as a capital asset at the Effective Time of the Merger.

     Our opinion does not cover all tax issues with respect to the Merger. The opinion represents our current legal judgment on the specific issues addressed based on the assumptions, conditions, qualifications and law described above.

                                       Very truly yours,


                                       HOLLAND & HART